EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

DOWNEY ANNOUNCES HOUSING ENVIRONMENT IMPACTS THIRD QUARTER

          Newport Beach, California - October 10, 2007 - Downey Financial Corp. (NYSE: DSL) announced today that it will report third quarter 2007 financial results on October 17, 2007, and, subject to finalization of results, that it expects to incur an operating loss for the quarter of approximately $23 million or $0.84 per share on a fully diluted basis. This will reduce net income for the first nine months of 2007 to approximately $52 million or $1.87 per share on a fully diluted basis.

          The third quarter results are adversely affected by the continued weakening in the housing market. More specifically, the quarter will include the following pre-tax amounts:

  An approximate $82 million provision for credit losses, which will increase the allowance for loan losses to approximately $144 million or 1.22% of loans held for investment.
  An approximate $9 million valuation reduction to real estate held for development to reflect declines in the value of single family home lots in which the company is a joint venture partner.

          Daniel D. Rosenthal, President and Chief Executive Officer, commented, “We are clearly disappointed with our third quarter results. The continued weakening and uncertainty relative to the housing market, coupled with the third-quarter disruption in the secondary mortgage markets, unfavorably impacted our borrowers and the value of their loan collateral. This has been particularly true in certain geographic areas such as the greater Sacramento and Stockton areas of Northern California and San Diego County. As a result, single family loan delinquencies, as well as losses from foreclosures, rose significantly during the third quarter and led to this quarter’s large increase to the allowance for losses.”

          Mr. Rosenthal further stated that, “In response to recent trends and events, we have further tightened our lending guidelines, activated a loan modification group to work with borrowers on a proactive basis, and provided the necessary resources to dispose of homes acquired through foreclosure on a timely basis. Finally, despite this quarter’s unfavorable results, Downey remains well positioned to continue funding quality loans because of our strong capital position and stable source of funds from our retail branch franchise.”

          Downey Financial Corp. is the parent company of Downey Savings and Loan Association, F.A., with assets of $14.4 billion and 168 branches throughout California and four in Arizona.

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          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

          For further information, contact: Brian E. Côté, Chief Financial Officer at (949)509-4420.

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